Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Casey's General Stores, Inc.:
We consent to the incorporation by reference in the registration statements (No. 33-19179, 333-35393, 33-42907, 333‑174560, 333-174561) on Form S-8 and Form S-3D of Casey’s General Stores, Inc. of our report dated June 26, 2015, with respect to the consolidated balance sheets of Casey’s General Stores, Inc. and subsidiaries as of April 30, 2015 and 2014, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended April 30, 2015, and the effectiveness of internal control over financial reporting as of April 30, 2015, which report appears in the April 30, 2015 Annual Report on Form 10-K of Casey’s General Stores, Inc.

/s/ KPMG LLP

Des Moines, Iowa
June 26, 2015